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                                                                     Exhibit 5


                   [Letterhead of Jones, Day, Reavis & Pogue]



                                 April 8, 1998



Stimsonite Corporation
7542 North Natchez Avenue
Niles, Illinois  60714

     Re:  AMENDED AND RESTATED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

Ladies and Gentlemen:

     We have acted as counsel for Stimsonite Corporation, a Delaware corporation (the "Company"), in connection with the Company's Amended and Restated Stock Option Plan for Non-Employee Directors (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), that may be issued and sold pursuant to the Plan are duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable so long as the consideration received by the Company is at least equal to the stated par value of such shares of Common Stock.

     We hereby consent to the filing of this opinion as Exhibit 5 to Amendment No. 1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the shares of Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                       Very truly yours,



                                       /s/ JONES, DAY, REAVIS & POGUE